EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Current Report on Form 8-K of Red Lake Exploration, Inc. of our report dated April 25, 2008, with respect to the financial statements of Red Lake Exploration, Inc. as of January 31, 2008 and for the fiscal year then ended.

Mendoza Berger & Company, LLP

/s/ Mendoza Berger & Company, LLP
Irvine, California June 26, 2008